Exhibit 5.1

July 17, 2019

SMTC Corporation

7050 Woodbine Ave, Suite 300

Markham, Ontario, Canada L3R 4G8

Re: Registration Statement on Form S-3 Filed by SMTC Corporation

Ladies and Gentlemen:

We have acted as counsel to SMTC Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”), of a registration statement on Form S-3 (the “Registration Statement”) for the registration of the resale from time to time by the selling stockholders of the Company named in the Registration Statement (collectively, the “Selling Stockholders”), of up to 767,924 shares (the “Warrant Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), issuable upon the exercise of outstanding warrants to purchase shares of Common Stock held by the Selling Stockholders (the “Warrants”).

In our capacity as counsel to the Company, we have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the Warrant Shares shall have been issued and delivered in accordance with the terms of the Warrants.

Based on the foregoing, it is our opinion that the Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is subject to the qualification that we express no opinion to the extent that, notwithstanding its current reservation of shares of the Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or adjustments to outstanding securities, including the Warrants, of the Company may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued. Further, we have assumed the exercise price for the Warrant Shares will not be adjusted to an amount below the par value per share of the Common Stock.

SMTC Corporation

July 17, 2019

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules.

Very truly yours,

/s/ Perkins Coie LLP

PERKINS COIE LLP